ROSETTA RESOURCES INC. ANNOUNCES RECORD FIRST QUARTER 2007 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, May 14, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that production and net income for the first quarter of 2007 was 108 Mmcfe/d and $14 million, respectively, both representing quarterly records for the company. Diluted earnings per share for the first quarter of 2007 were $0.28 versus 2006 earnings per share of $0.19, an increase of 47%. In the first quarter of 2007, production and net income were at their highest levels for the seven quarters that Rosetta has been an independent company. Production of 108 Mmcfe/d was up 27% compared to production of 85 Mmcfe/d in the first quarter of 2006, and includes year over year increases of 14 Mmcfe/d in the Sacramento Basin and 16 Mmcfe/d in the Lobo.

OPERATIONS UPDATE

In the Sacramento Basin, the Company has drilled seven successful wells this year. One well is on production, two are in the process of being completed, one is waiting on a pipeline acquisition and three are awaiting completion. This drilling effort is expected to add 4 Mmcfe/d of net production by June 2007.

In April, we began a drilling program in the Rio Vista field that will evaluate the reserve potential of the Bradford Island project area based on a 3D seismic survey completed in December 2006.

On April 2, 2007 we acquired properties located in the Sacramento Basin from Output Exploration, LLC and OPEX Energy, LLC at a total purchase price of $40 million, subject to final adjustments.

In the DJ Basin of Colorado, the Company has drilled 30 wells YTD, of which 26 were successful. Current net production from the area is approximately 6 Mmcfe/d.

Rosetta has drilled 15 wells in the LOBO play in 2007, two of which were drilling at year-end. Of these wells, 12 were productive with an 80% success rate. Eleven of the 12 successful wells have been completed and are currently producing at a net rate of approximately 8.8 Mmcfe/d. The remaining well is expected to be completed and on production later this month.

Currently, Rosetta is drilling two wells in its Perdido project in South Texas. Four wells have been completed in 2007 and are producing at a combined net rate of approximately 3.8 Mmcfe/d.

In the Gulf of Mexico, Rosetta’s Main Pass 118 and 29 platforms came on production in April of 2007. These wells are currently producing at a net rate of 7.4 Mmcfe/d. Additionally, the South Timbalier 293-1 well is currently drilling to a proposed total depth of 12,000 feet. Rosetta has a 50% working interest in this block.

Rosetta drilled and completed the State Tract 30-1 well in Sabine Lake and tested gas and condensate in the Hackberry Sands below 12,600 feet.  The drilling rig moved to the offset State Tract 30-2 well and found additional Hackberry Sands. A completion rig is currently completing the well to test Hackberry pay to help delineate the aerial extent of the sands found in the 30-1. A drilling rig is currently under tow to the Sabine Lake State Tract 16-1 location to test a northern Hackberry prospect in Sabine Lake. This will be the third well drilled by Rosetta in Sabine Lake in 2007.

Bill Berilgen, Rosetta’s Chairman, President and Chief Executive Officer said, “The momentum we established in 2006 has continued into the first quarter of 2007 and we expect continued improvement in the upcoming 2007 quarters. We are on track to achieve our target of 125 Mmcfe/d average production for 2007.”

2007 FIRST QUARTER RESULTS

Rosetta's production for the first quarter 2007 was 9.7 Bcfe or an average of 108 Mmcfe/d. Average realized gas prices for the quarter were $7.68 per Mcf, including the effect of our hedges; and realized oil prices averaged $55.29 per Bbl.

Rosetta’s average sales price, including the effects of hedging, for the first quarter of 2007 was $7.81 per Mcfe, and includes a $5 million benefit from the Company’s hedging program.

Revenues for Rosetta totaled $75.8 million for the quarter. This represents an 18% increase versus $64.5 million of revenues in the first quarter of 2006.

Total lease operating expense ("LOE"), which includes direct LOE, workover, ad valorem taxes, and insurance, was $8.8 million or $0.91 per Mcfe. Direct LOE was $5.7 million or $0.58 per Mcfe and workover costs were $1.1 million or $0.11 per Mcfe for the period. Production taxes were $0.10 per Mcfe and treating, transportation and marketing charges were $0.15 per Mcfe. Depreciation, depletion and amortization was $30.6 million, based on an all in DD&A rate of $3.15 per Mcfe.

General and administrative costs were $8.1 million for the first quarter, including non-cash stock compensation expenses of $1.4 million.

Net Income for the period was $14.0 million or $0.28 per share up 47% compared to $9.5 million of net income for the first quarter of 2006.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward Looking Statements - All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,907	$62,780
Accounts receivable	36,774	36,408
Derivative instruments	122	20,538
Deferred income taxes	3,628	-
Prepaid expenses	19,298	8,761
Other current assets	3,444	2,965
Total current assets	114,173	131,452
Oil and natural gas properties, full cost method, of which $44.1 million at March 31, 2007 and $37.8 at December 31, 2006 were excluded from amortization	1,290,739	1,223,337
Other fixed assets	4,888	4,562
	1,295,627	1,227,899
Accumulated depreciation, depletion, and amortization	(175,533)	(145,289)
Total property and equipment, net	1,120,094	1,082,610
Deferred loan fees	3,080	3,375
Other assets	1,105	1,968
Total other assets	4,185	5,343
Total assets	$1,238,452	$1,219,405

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,687	$23,040
Accrued liabilities	49,392	43,099
Royalties payable	10,811	9,010
Derivative instruments	9,622	-
Prepayment on gas sales	18,590	17,868
Deferred income taxes	46	7,743
Total current liabilities	114,148	100,760
Long-term liabilities:
Derivative instruments	17,753	11,014
Long-term debt	240,000	240,000
Asset retirement obligation	11,262	10,253
Deferred income taxes	40,895	35,089
Total liabilities	424,058	397,116
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,427,523 shares and 50,405,794 shares at March 31, 2007 and December 31, 2006, respectively	50	50
Additional paid-in capital	756,809	755,343
Treasury stock, at cost; 88,887 and 85,788 shares at March 31, 2007 and December 31, 2006, respectively	(1,620)	(1,562)
Accumulated other comprehensive (loss) income	(16,979)	6,315
Retained earnings	76,134	62,143
Total stockholders' equity	814,394	822,289
Total liabilities and stockholders' equity	$1,238,452	$1,219,405

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Natural gas sales	$69,161	$56,735
Oil sales	6,635	7,809
Total revenues	75,796	64,544
Operating Costs and Expenses:
Lease operating expense	8,796	9,558
Depreciation, depletion, and amortization	30,551	24,067
Treating and transportation	763	895
Marketing fees	663	624
Production taxes	985	1,697
General and administrative costs	8,069	9,251
Total operating costs and expenses	49,827	46,092
Operating income	25,969	18,452

Other (income) expense
Interest expense, net of interest capitalized	4,370	4,132
Interest income	(972)	(1,137)
Other (income) expense, net	-	25
Total other expense	3,398	3,020

Income before provision for income taxes	22,571	15,432
Provision for income taxes	8,580	5,906
Net income	$13,991	$9,526

Earnings per share:
Basic	$0.28	$0.19
Diluted	$0.28	$0.19

Weighted average shares outstanding:
Basic	50,325	50,121
Diluted	50,483	50,355

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$13,991	$9,526
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	30,551	24,067
Deferred income taxes	8,580	5,906
Amortization of deferred loan fees recorded as interest expense	295	295
Income from unconsolidated investments	(47)	25
Stock compensation expense	1,352	1,835
Change in operating assets and liabilities:
Accounts receivable	(366)	8,212
Income taxes receivable	-	6,000
Other assets	(10,720)	(4,160)
Accounts payable	2,647	(1,753)
Accrued liabilities	(2,285)	(2,857)
Royalties payable	2,523	(6,081)
Net cash provided by operating activities	46,521	41,015
Cash flows from investing activities
Purchases of property and equipment	(58,452)	(36,325)
Deposits	-	25
Other	3	111
Net cash used in investing activities	(58,449)	(36,189)
Cash flows from financing activities
Equity offering transaction fees	-	267
Proceeds from issuances of common stock	114	192
Purchases of treasury stock	(59)	(1,246)
Other	-	(12)
Net cash (used in) provided by financing activities	55	(799)

Net (decrease) increase in cash	(11,873)	4,027
Cash and cash equivalents, beginning of period	62,780	99,724
Cash and cash equivalents, end of period	$50,907	$103,751

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$4,397	$2,249